UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                    NOTIFICATION OF AMENDMENT OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of amendment of registration submits the following information:


Name: DIVIDEND GROWTH TRUST
     (Formerly Eastern Point Advisors Funds Trust)


Address of Principal Business Office:

     108 Traders Cross
     Suite 105
     Bluffton, SC 29910


Telephone Number:  (843) 705-6690



Name and Address of Agent for Service of Process:

     C. Troy Shaver, Jr. 108 Traders Cross
     Suite 105
     Bluffton, SC 29910



Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No



                                   SIGNATURES


Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of amendment of registration to be duly signed on behalf of the registrant in the City of Bluffton and State of South Carolina on the 21st day of October 2005.

                                SIGNATURE: DIVIDEND GROWTH TRUST
                                           --------------------------------
                                               Registrant


                                       By:/s/C. TROY SHAVER, JR.
                                          ----------------------------------

                                                    President
                                         -----------------------------------
                                                       Title

ATTEST: /s/WILLIAM ALLIN
        ------------------------
                Name

             Secretary
        ------------------------
                Title